EXHIBIT 99.1

American Financial Group, Inc. Announces

Net Earnings for 2008

  Record core operating earnings per share of $4.08 (17% ROE)
  Increased 2009 core earnings guidance to $3.70 - $4.00 per share
  After-tax charges for impairments of investments of $2.31 per share

Cincinnati, Ohio - February 9, 2009 - American Financial Group, Inc. (NYSE/NASDAQ: AFG) today reported net earnings of $38.6 million ($.32 per share) and $195.8 million ($1.67 per share) for the 2008 fourth quarter and full year, respectively. Results for 2008 reflect higher realized losses on investments, including other than temporary impairments. Net earnings for the 2007 fourth quarter and full year were $89.9 million ($.76 per share) and $383.2 million ($3.10 per share), respectively.

Core net operating earnings were $121.7 million ($1.04 per share) for the 2008 fourth quarter compared to record results of $143.6 million ($1.21 per share) in the 2007 fourth quarter. These results reflect higher investment income and improved results in the annuity and supplemental operations, which were more than offset by lower underwriting profits within the specialty property and casualty insurance ("P&C") operations. Core net operating earnings were $476.8 million ($4.08 per share) for 2008 compared to $486.4 million ($3.94 per share) for 2007. Core net operating earnings for 2008 and 2007 generated returns on equity of 17% and 16%, respectively.

AFG's net earnings, determined in accordance with generally accepted accounting principles ("GAAP"), include certain items that may not be indicative of its ongoing core operations. The following table identifies such items and reconciles net earnings to core net operating earnings, a non-GAAP financial measure that AFG believes is a useful tool for investors and analysts in analyzing ongoing operating trends.
In millions, except per share amounts	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
Components of net earnings:
Core net operating earnings(a)	$ 121.7	$ 143.6	$ 476.8	$ 486.4

Major A&E charges:
P&C insurance runoff operations	-	-	(7.8)	(28.7)
Former railroad & manufacturing operations	-	-	(2.0)	(27.7)
Net realized investment gains (losses)(b)	(82.9)	(53.5)	(270.1)	(46.5)
Other	(.2)	(.2)	(1.1)	(.3)

Net earnings	$ 38.6	$ 89.9	$ 195.8	$ 383.2

Components of EPS:
Core net operating earnings	$ 1.04	$ 1.21	$ 4.08	$ 3.94

Major A&E charges:
P&C insurance runoff operations	-	-	(.07)	(.23)
Former railroad & manufacturing operations	-	-	(.02)	(.23)
Net realized investment gains (losses)(b)	(.72)	(.45)	(2.31)	(.38)
Other	-	-	(.01)	-

Diluted EPS	$ 0.32	$ 0.76	$ 1.67	$ 3.10

Footnotes a and b are contained in the accompanying Notes to Financial Schedules at the end of this release.

Craig Lindner and Carl Lindner III, AFG's Co-Chief Executive Officers, commented: "The strength of our core operating earnings is a reflection of our consistent focus on pricing discipline and increased investment income. In addition, we have emphasized prudent capital management during this time of economic uncertainty. Our capitalization and financial leverage are consistent with our current rating levels. During these difficult times in the financial markets, we are committed to maintaining capital that supports our operations."

"We have increased our core earnings guidance for 2009 to be between $3.70 and $4.00 per share. This guidance excludes the potential for significant catastrophe and crop losses, unforeseen major adjustments to asbestos and environmental reserves, and large gains or losses from asset sales or impairments. In addition, as previously announced, we increased our 2009 common stock dividend by 4%, reflecting our confidence in the company's long-term financial outlook."

Business Segment Results

The P&C specialty insurance operations generated strong underwriting profits for the 2008 fourth quarter and full year of $96.1 million and $363.6 million, respectively, with combined ratios of approximately 87% for both periods. The 2008 fourth quarter and full year combined ratios increased from 2007 as a result of lower crop underwriting profits and higher losses from the run-off automobile residual value insurance ("RVI") business.

Gross and net written premiums were up 3% and 5%, respectively, in the 2008 fourth quarter compared to the same quarter a year earlier. Full year 2008 gross and net written premiums were 7% and 6% higher, respectively, than in 2007. Significantly higher premiums in our crop operations and additional premiums from our Marketform operations (acquired in early 2008) more than offset declines in certain other specialty operations resulting from a soft market and depressed economic conditions. Further details of the P&C Specialty operations may be found in the accompanying schedules.

The Property and Transportation group reported an underwriting profit of $92.1 million with an excellent 75% combined ratio for the 2008 fourth quarter. The 2008 full year underwriting profit was $155.7 million, producing a combined ratio of 88%. Our crop operations' insureds experienced one of the best years in corn and soybean yields in our company's history. However, declines in commodity prices for corn and soybeans during the fourth quarter generated higher claims, impacting underwriting profits. The crop division's 2008 underwriting profits were very strong but were about 40 percent lower than its 2007 record results. Our other property and transportation businesses reported strong underwriting profits, but lower than in 2007, due primarily to higher catastrophe losses and soft market conditions. The increases in gross and net written premiums for the 2008 periods were driven by higher 2008 spring commodity pricing affecting our crop operations, partly offset by lower premiums in the property and inland marine operations resulting from a competitive marketplace.

The Specialty Casualty group reported an underwriting profit of $56.2 million, with a combined ratio of 72% for the 2008 fourth quarter. These 2008 results include higher levels of favorable reserve development, primarily from our general liability business and executive liability operations. The group's 2008 full year underwriting profit of $199.3 million was 5% lower than 2007. Improved results in the executive liability operations were more than offset by declines in underwriting profits due to lower premiums in our excess and surplus lines and general liability operations. Net written premiums increased 7% and 3% for the fourth quarter and full year. Additional premiums from our January 2008 acquisition of Marketform more than offset premium declines caused by stronger competition in the excess and surplus lines and softening in the homebuilders market, which affects our general liability coverages.

The Specialty Financial group reported underwriting losses of $65.3 million and $45.5 million, for the 2008 fourth quarter and full year, respectively, compared to underwriting profits in the 2007 periods. The losses resulted from sharp declines in used car sales prices in the run-off automobile RVI business under a policyholder contract which had not experienced losses prior to 2008. We expect that the majority of remaining vehicles under insured contracts will come off lease by the end of the third quarter of 2009. We have reserved for losses based on current facts and circumstances, assuming some further deterioration. Underwriting profits in our other specialty financial businesses improved compared to 2007. Excluding the effect of RVI, the group's 2008 combined ratio was 87%, a two-point improvement over 2007. Net written premiums for the fourth quarter and full year 2008 were relatively flat, compared to the respective 2007 periods, while gross written premiums for both periods increased slightly.

The California Workers' Compensation business produced excellent profitability throughout 2008, reflecting the improved claims environment resulting from the California workers' compensation reform legislation. The 2008 fourth quarter combined ratio of 78% was one point higher than the same period a year earlier. The combined ratio for the full year 2008 was virtually unchanged. Due to the long-tail nature of this business, we remain conservative in recognizing the benefits from the reform legislation on more recent claims until a higher percentage of claims are paid and the ultimate impact of reforms can be estimated with more precision. Gross and net written premiums decreased 16% and 25% for the quarter, respectively. Although we have seen rate decreases in our traditional workers' compensation business (about 14% in 2008), they began to moderate in the 4th quarter and were only 2% in January of this year. Our Republic Indemnity subsidiary filed for a 5% rate increase effective January 1, 2009, consistent with the increase approved by California Insurance Commissioner Poizner several months ago. The decreases in gross and net written premiums for the full year 2008 were driven by rate reductions in our traditional workers' compensation business, but were offset somewhat by increased sales of our recently targeted excess workers' compensation products.

Carl Lindner III stated, "Our P&C operations achieved solid underwriting profits during 2008 in spite of softening market conditions and higher catastrophe losses. Better than expected results in many of our specialty operations helped to offset lower underwriting profit in our crop operations and the unexpected RVI losses. We continued to experience significant favorable reserve development in many of our businesses during 2008, which demonstrates our commitment to adequate pricing and underwriting discipline and our ability to manage risks appropriately. During 2008, favorable development was $250.5 million, or 8.7 points, compared to $152.8 million, or 5.7 points, in 2007.

"Our overall premium levels remained steady as additional premiums from our crop operations and premiums contributed by Marketform offset the impact of the softer casualty markets and the rate declines in the California workers' compensation business. I'm pleased that we have been able to maintain adequate rates in this competitive environment. Apart from the rate decreases in the California workers' compensation business, average renewal rate levels in our other specialty operations were down about 3% in 2008, and we were pleased to see rate decreases moderate slightly in the last quarter of the year and in January 2009.

"Looking into 2009, we expect to produce strong underwriting profits, and forecast an overall combined ratio in the 88% to 91% range. Because of our strong underwriting culture, we will continue to focus on maintaining adequate rates; our objective is to achieve a flat to slight increase in the Specialty Group's overall average renewal rates in 2009. We expect our specialty P&C net written premiums to be down a mid-teen percentage from 2008 levels. This is primarily the result of expected increased reinsurance cessions under our crop quota share agreement and lower spring commodity prices. Absent these changes, which do not affect overall volume of business, our expectation is that the reduction will be in the two to five percent range."

Annuity and Supplemental Insurance Core Results

The Annuity and Supplemental Insurance Group generated core operating earnings before income taxes of $37.5 million for the 2008 fourth quarter, more than 75% higher than the same period a year earlier. The 2008 full year results were $158.0 million, 25% higher than 2007 (excluding $11.5 million of minority interest recorded in 2007). These results reflect (i) higher earnings in our fixed annuity operations, primarily the result of wider spreads, (ii) higher earnings in our supplemental insurance operations due primarily to favorable results in our long-term care business, and (iii) improved results in our run-off life operations. These favorable results in 2008 were partially offset by lower earnings in our variable annuity operations. Fourth quarter 2007 life results included a $9.4 million write-off of deferred acquisition costs ("DAC") related to changes in mortality assumptions. Variable annuity operations in 2008 include DAC write-offs of $6.5 million and $10.0 million in the fourth quarter and full year, respectively, due primarily to the poor performance of the stock market.

Statutory premiums of $459 million for the fourth quarter of 2008 were slightly lower than the fourth quarter of 2007. Annuity sales through our new bank distribution channel were more than offset by lower sales of indexed annuities in the single premium market.

For the full year 2008, statutory premiums of $2.1 billion were 5% higher than the comparable 2007 period. The increase from sales through the bank distribution channel were partially offset by a decrease in sales of indexed annuities.

AFG's annuity liabilities remain very stable. Due to the two-tier nature and other surrender protection features in certain of its annuity products, AFG continues to experience very strong persistency in its annuity businesses.

AFG expects that 2009 pre-tax operating earnings in its annuity and supplemental insurance segment will be 15% - 20% higher than in 2008.

Investments

Included in AFG's 2008 fourth quarter results were $92 million in after-tax charges for other- than-temporary impairments on investments. More than three-fourths of these impairments were attributable to fixed maturity securities.

Increasing uncertainty in the global financial markets has caused credit spreads (the difference in rates between U.S. government bonds and other fixed maturities) to widen significantly during the fourth quarter of 2008. These wider spreads were the primary cause of AFG's increase in net after-tax unrealized losses on fixed maturity investments from $426 million at September 30, 2008, to $720 million at December 31, 2008. Our portfolio continues to be high quality, with 94% of our fixed maturity portfolio rated investment grade.

As we examine our investment portfolio, we continue to believe that there are strong fundamentals in place across our investments and our long-term investment horizon will enable us to realize the underlying values of those investments. We have the ability and intent to hold these securities until they mature or recover in value.

More information about the components of our investment portfolio may be found in our Financial and Investment Supplements, which are posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets in excess of $25 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed, indexed and variable annuities and a variety of supplemental insurance products. Great American Insurance Group's roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes and improved loss experience.

Actual results or financial condition could differ materially from those expected by AFG depending on certain factors including but not limited to: the unpredictability of possible future litigation if certain settlements do not become effective, changes in financial, political and economic conditions including changes in interest rates and any extended economic recessions or expansions, performance of securities markets, our ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with investments in the non-agency residential mortgage market, new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in our investment portfolio, including mortgage-backed securities, the availability of capital, regulatory actions and changes in the legal environment affecting AFG or its customers, tax law and accounting changes, levels of natural catastrophes, terrorist activities, including any nuclear, biological, chemical or radiological events, incidents of war and other major losses, development of insurance loss reserves and other reserves, particularly with respect to amounts associated with asbestos and environmental claims, availability of reinsurance and ability of reinsurers to pay their obligations, trends in persistency, mortality and morbidity, competitive pressures, including the ability to obtain adequate rates, changes in AFG's credit ratings or the financial strength ratings assigned by major ratings agencies to our operating subsidiaries, and other factors identified in our filings with the Securities and Exchange Commission.

Conference Call

The company will hold a conference call to discuss the 2008 fourth quarter and full year results at 11:30 a.m. (ET) tomorrow, February 10, 2009. Toll-free telephone access will be available by dialing 1-888-892-6137 (international dial in 706-758-4386). The conference ID for the live call is 79920279. Please dial in five to ten minutes prior to the scheduled start time of the call. A replay of the call will also be available two hours from the conclusion of the call, at approximately 2:30 p.m. (ET) on February 10, 2009 until 11:59 p.m. on February 17, 2009. To listen to the replay, dial 1-800-642-1687 (international dial in 706-645-9291) and provide the Conference ID 79920279. The conference call will also be broadcast over the Internet. To listen to the call via the Internet, go to AFG's website, www.AFGinc.com, and follow the instructions at the Webcast link within the Investor Relations section.

Merrill Lynch Insurance Investors Conference

Carl H. Lindner III and S. Craig Lindner, Co-Chief Executive Officers, and Keith A. Jensen, Senior Vice President and chief financial officer, will make a company presentation at the Merrill Lynch Insurance Investor Conference being held at Merrill Lynch's 250 Vesey Street headquarters in New York City, on Wednesday, February 25, 2009 at 10:35 a.m. (ET). Their presentation will be broadcast live over the Internet via the Webcast link below within the Investor Relations section of AFG's website,www.AFGinc.com.

http://www.veracast.com/webcasts/ml/insurance09/32100012.cfm

A replay of the broadcast will be available for 14 days at the same website approximately 24 hours after the presentation.
Contact:	Anne N. Watson	Web Sites:	www.afginc.com
	Vice President-Investor Relations		www.GreatAmericanInsurance.com
(513) 579-6652

Diane P. Weidner
Director - Investor Relations
(513) 369-5713

-o0o-

(Financial summaries follow)

This earnings release and additional Financial and Investment Supplements are available in the Investor Relations section of AFG's web site:  www.AFGinc.com.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS

(In Millions, Except Per Share Data)
	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
Revenues
P&C insurance premiums	$ 762.8	$ 671.9	$2,867.2	$2,702.7
Life, accident & health premiums	108.7	108.1	434.6	423.7
Investment income	302.9	257.5	1,123.2	1,005.0
Realized gains (losses)-investments(c)	(132.9)	(82.4)	(426.4)	(70.8)
Other income	62.3	80.4	294.1	318.2
	1,103.8	1,035.5	4,292.7	4,378.8
Costs and expenses
P&C insurance losses & expenses(d)	666.9	496.2	2,511.7	2,252.3
Annuity, life, accident & health Benefits	249.8	235.4	932.1	892.3
Interest & other financing expenses	17.7	17.7	70.0	71.3
Other expenses(e)	107.5	136.6	463.0	524.0
	1,041.9	885.9	3,976.8	3,739.9
Operating earnings before income Taxes	61.9	149.6	315.9	638.9
Related income taxes	24.5	54.5	115.9	225.8

Net operating earnings	37.4	95.1	200.0	413.1
Minority interest expense	1.2	(5.3)	(4.2)	(31.7)
Earnings from continuing operations	38.6	89.8	195.8	381.4
Discontinued operations	-	.1	-	1.8

Net earnings	$ 38.6	$ 89.9	$ 195.8	$ 383.2

Return on equity			7.1%	12.8%

Diluted Earnings per Common Share	$ 0.32	$ 0.76	$ 1.67	$ 3.10

Average number of Diluted Shares	116.6	118.9	116.7	123.2

	December 31,	December 31,
Selected Balance Sheet Data:	2008	2007
Total Cash and Investments	$16,871	$18,054
Long-term Debt, Including Payable to Subsidiary Trusts	$ 1,030	$ 937
Shareholders' Equity	$ 2,490	$ 3,046
Shareholders' Equity (Excluding unrealized gains(losses) on fixed maturities)	$ 3,210	$ 3,071
Book Value Per Share	$ 21.54	$ 26.84
Book Value Per Share (Excluding unrealized gains(losses) on fixed maturities)	$ 27.77	$ 27.06
Common Shares Outstanding	115.6	113.5

Footnotes are contained in the accompanying Notes to Financial Schedules.

AMERICAN FINANCIAL GROUP, INC.

P&C SPECIALTY GROUP UNDERWRITING RESULTS

(In Millions)

	Three months ended December 31,		Pct. Change	Twelve Months ended December 31,		Pct. Change
	2008	2007		2008	2007

Gross written premiums	$ 826	$ 800	3%	$ 4,266	$3,980	7%

Net written premiums	$ 608	$ 578	5%	$ 2,886	$2,712	6%

Ratios (GAAP):
Loss & LAE ratio	57.2%	45.8%		56.3%	50.9%
Expense ratio	30.1%	27.0%		30.9%	30.3%
Policyholder dividend ratio	0.1%	-		0.1%	.1%

Combined Ratio(Excluding A&E)	87.4%	72.8%		87.3%	81.3%

Total Combined Ratio	87.4%	73.8%		87.6%	83.3%

Supplemental:
Gross Written Premiums:
Property & Transportation	$ 338	$ 315	7%	$ 2,160	$1,834	18%
Specialty Casualty	290	279	4%	1,273	1,309	(3%)
Specialty Financial	148	145	2%	596	585	2%
California Workers' Compensation	49	59	(16%)	238	249	(4%)
Other	1	2	-	(1)	3	NA
	$ 826	$ 800	3%	$ 4,266	$3,980	7%

Net Written Premiums:
Property & Transportation	$ 248	$ 217	14%	$ 1,292	$1,132	14%
Specialty Casualty	180	169	7%	816	789	3%
Specialty Financial	121	121	-	492	488	1%
California Workers' Compensation	41	55	(25%)	213	233	(9%)
Other	18	16	-	73	70	4%
	$ 608	$ 578	5%	$ 2,886	$2,712	6%

Combined Ratio (GAAP):
Property & Transportation	75.4%	58.1%		87.9%	77.9%
Specialty Casualty	71.5%	77.8%		75.2%	74.7%
Specialty Financial	152.8%	97.9%		109.2%	94.6%
California Workers' Compensation	77.8%	76.6%		78.2%	78.3%

Aggregate Specialty Group	87.4%	72.8%		87.3%	81.3%

Supplemental Notes:

  Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.
  Specialty Casualty includes primarily excess and surplus, general liability, executive liability, umbrella and excess and customized programs for small to mid-sized businesses.
  Specialty Financial includes risk management insurance programs for lending and leasing institutions (including collateral and mortgage protection insurance), surety and fidelity products and trade credit insurance.
  California Workers' Compensation consists of a subsidiary that writes workers' compensation insurance primarily in the state of California.
  Other includes an internal reinsurance facility.

AMERICAN FINANCIAL GROUP, INC.

ANNUITY & SUPPLEMENTAL INSURANCE GROUP

STATUTORY PREMIUMS

(In Millions)

	Three months ended December 31,		Pct. Change	Twelve months ended December 31,		Pct. Change
	2008	2007		2008	2007

Retirement annuity premiums:
Fixed annuities	$ 121	$ 119	2%	$ 513	$ 479	7%
Bank annuities	54	-	-	345	-	-
Indexed annuities	171	228	(25%)	727	1,012	(28%)
Variable annuities	27	21	29%	91	81	12%
	373	368	1%	1,676	1,572	7%

Supplemental insurance	95	93	2%	381	364	5%
Life insurance	(9)*	17	(153%)	32	59	(46%)

Total statutory premiums	$ 459	$ 478	(4%)	$2,089	$1,995	5%

*Reflects impact of a reinsurance treaty entered into during the third quarter of 2008.

AMERICAN FINANCIAL GROUP, INC.

Notes To Financial Schedules

GAAP to Non GAAP Reconciliation:

  Components of core net operating earnings:
In millions	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007

P&C operating earnings	$ 180.1	$ 234.9	$ 690.0	$ 761.2

Annuity & supplemental insurance
operating earnings	37.5	21.1	158.0	114.6

Interest & other corporate expense	(27.0)	(28.9)	(103.7)	(107.0)

Core operating earnings before income taxes	190.6	227.1	744.3	768.8
Related income taxes	68.9	83.5	267.5	282.4

Core net operating earnings	$ 121.7	$ 143.6	$ 476.8	$ 486.4

  Includes a $41.8 million after-tax write-down of AFG's equity investment in National City Corporation to market value in the 2007 4th quarter.

  Summary Of Earnings:

  Includes the pre-tax write-down of $64.2 million on the company's equity investment in National City Corporation to market value in the 2007 4th quarter.

  Includes pre-tax charges of $12.0 million and $44.2 million in the twelve months of 2008 and 2007, respectively, to increase the A&E reserves of AFG's P&C insurance run-off operations.

  Includes pre-tax charges of $3.0 million and $43.0 million in the twelve months of 2008 and 2007, respectively, to increase the A&E reserves of AFG's former railroad and manufacturing operations.